UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2007

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On October 15, 2007, Learning Tree International, Inc. (the “Company”) appointed David A. Booker, 45, to the position of Chief Operating Officer. Mr. Booker has been employed by the Company since 1993 and most recently served as Executive Vice President as well as General Manager of Learning Tree Canada.

Under a new employment agreement, Mr. Booker will be employed without a fixed term (but with severance of twelve months on a termination without cause), will be paid CAD 290,000 per annum in base compensation, and will be eligible to receive a target annual incentive bonus of CAD 87,000. As part of the annual award of options, Mr. Booker was granted options to purchase 14,476 shares of Learning Tree’s common stock at an exercise price of $20.70 per share. Materially consistent with its grants to other executive officers in fiscal year 2007, these options are subject to achieving certain revenue and operating income targets and vest over three years.

The Compensation Committee of the Board of Learning Tree also determined incentive compensation arrangements for, and made equity grants to, the Company’s officers for fiscal year 2008 in a manner materially consistent with prior years. The Committee also approved a change in the compensation of Mr. Eric Garen from an hourly basis to a monthly retainer of $15,000.

Finally, the Committee approved bonuses to certain employees whose options expired during the prior year during a time when employees were not permitted to sell shares. As part of this program, Mr. Nicholas Schacht, President and Chief Executive Officer of the Company, received a bonus of $29,400.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: October 19, 2007	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer